Exhibit 99

Isolagen Announces Preliminary Results of Phase III Dermal Trial

Company to Initiate Additional Trial to Support BLA Filing in 2006 Management to Host Conference Call at 9:00 AM EDT to Discuss Data

EXTON, Pa., Aug. 1 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) announced that preliminary results from its Phase III clinical trial which consisted of two simultaneous dermal studies met three of the four primary end points and achieved statistical significance when the results of the two studies were combined.

Isolagen’s randomized, double blind, placebo controlled Phase III trial, conducted at 5 sites in the United States, consisted of two studies (Study A and Study B) evaluating the safety and efficacy of the Isolagen Process for the treatment of contour deformities. Each study enrolled approximately 100 patients randomized evenly between treatment and placebo-controlled groups. The trial’s primary efficacy end points were based on blinded physician and patient visual assessment using a six-point standardized photoguide scale with a two-point change required to meet the endpoint and blinded patient assessment using a 100 point visual analog scale.

Study B of the trial proved to be statistically significant with both patient and physician assessment achieving positive results. Study A results were mixed with a positive assessment from the patients only. Significantly, a wide variance in results was reported from site to site across both studies with response rates ranging from 73.3% to 7.6%. Comparison of the statistics from site to site suggests that results are dependent on injection technique. No major safety issues or serious adverse events were reported in either study.

Dr. Robert Weiss of Johns Hopkins University, a principal investigator for the study, commented, “The patients that I have treated with the Isolagen Process are very pleased with the results. My experience with the Isolagen Process, commencing with the Phase II Study, is that proper injection technique is vital to a positive outcome. The technique requires an injection in the superficial dermis which varies in thickness based on skin type and age. The art of injecting fibroblast cells is simple, but exact.”

Dr. Marie Lindner, Senior Vice President of Medical and Business Affairs, stated, “We believe that the results from the trial demonstrate that the Isolagen Process can be used successfully to treat contour deformities. However, we think the wide variance in results precludes a BLA filing at this time. Therefore, in November 2005, Isolagen plans to initiate a 100-patient, clinical trial with a six-month endpoint the results of which could be combined with the successful results from Study B to support a BLA filing in 2006. In this new trial, only physicians trained in the proper Isolagen injection technique will participate as investigators in this trial.”

Isolagen will host a conference call on August 1, 2005 beginning at 9:00 A.M. EDT to discuss the reported results of its Phase III dermal Trial.

Isolagen invites all those interested in hearing management’s discussion of the Phase III derma study results to join the call by dialing 1 800-591- 6944 for domestic participants and 1 617-614-4910 for international participants and entering access code 93230855. A replay will be available for one week following the call by dialing 1 888-286-8010 for domestic participants and 1 617-801-6888 for international participants and entering access code 44463537 when prompted. Participants may also access a live web- cast of the conference call through the investor relations section of Isolagen’s web site, http://www.isolagen.com.

ABOUT ISOLAGEN, INC.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward- looking statements or to publicly announce developments or events relating to the matters described herein.

Source: Isolagen, Inc.